EXHIBIT 5

Public Service Company of Oklahoma
1 Riverside Plaza
Columbus, Ohio 43215

August 10, 2006

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, an affiliate of Public Service Company of Oklahoma (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-133548) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to $150,000,000 aggregate principal amount of 6.15% Senior Notes, Series F, due 2016 (the “Notes”) issued under the Sixth Supplemental Indenture of Trust dated as of August 10, 2006 to the Indenture, dated as of November 1, 2000, between the Company and The Bank of New York, as Trustee (the “Trustee”).

I have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Notes are valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the references to us under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer
Counsel for Public Service Company of Oklahoma